PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2007)	Registration No. 333-135464

$500,000,000

Allied World Assurance Company Holdings, Ltd

7.50% Senior Notes due 2016

This Prospectus Supplement No. 8 supplements the Market-Making Prospectus, dated May 1, 2007, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.

This Prospectus Supplement No. 8 includes a Current Report on Form 8-K filed with the SEC on February 8, 2008. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fourth quarter and year-end 2007.

You should read this Prospectus Supplement No. 8 in conjunction with the Market-Making Prospectus. This Prospectus Supplement No. 8 updates information in the Market-Making Prospectus and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 8 supersedes the information contained in the Market-Making Prospectus.

Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is February 8, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27 Richmond Road

Pembroke HM 08, Bermuda

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 7, 2008, Allied World Assurance Company Holdings, Ltd issued a press release reporting its fourth quarter and year-end results for 2007 and the availability of its fourth quarter and year-end 2007 financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release, dated February 7, 2008, reporting fourth quarter and year-end results for 2007.

99.2	Fourth Quarter and Year-End 2007 Financial Supplement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: February 7, 2008	By:	/s/ Joan H. Dillard
	Name:	Joan H. Dillard
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated February 7, 2008, reporting fourth quarter and year-end results for 2007.

99.2	Fourth Quarter and Year-End 2007 Financial Supplement.

Exhibit 99.1

ALLIED WORLD REPORTS RECORD RESULTS FOR 2007

PEMBROKE, BERMUDA, February 7, 2008 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $123.0 million, or $2.01 per diluted share, for the fourth quarter 2007 compared to net income of $128.4 million, or $2.04 per diluted share, for the fourth quarter 2006. Net income for the year ended December 31, 2007 was a record $469.2 million, or $7.53 per diluted share, compared to net income of $442.8 million, or $7.75 per diluted share, for the year ended December 31, 2006.

The company reported operating income of $118.1 million, or $1.93 per diluted share, for the fourth quarter 2007 compared to operating income of $133.6 million, or $2.12 per diluted share, for the fourth quarter 2006. Operating income for the year ended December 31, 2007 was a record $476.0 million, or $7.64 per diluted share, compared to operating income of $472.1 million, or $8.27 per diluted share, for the year ended December 31, 2006. The decrease in diluted earnings per share amounts for the year over year comparison reflects the increase in the weighted average common shares outstanding resulting primarily from the company’s initial public offering in July 2006.

The company’s annualized net income return on average equity for the quarter and year ended December 31, 2007 was 21.1% and 21.7%, respectively. The company’s annualized operating return on average equity (ROE) for the quarter and year ended December 31, 2007 was 20.3% and 22.1%, respectively.

President and Chief Executive Officer Scott Carmilani commented, “Our disciplined underwriting continues to be supported by significant investment returns and our strong balance sheet. Collectively, these factors resulted in our generating an impressive operating income ROE of 22% for 2007 despite the challenging market conditions. Additionally, our diluted book value per share grew by over 20% during the year even as we acquired Allied World stock from one of our founding shareholders.”

Mr. Carmilani continued, “These results reflect the strong foundation that we have built at Allied World, which we believe will serve us well as we continue to engage in initiatives designed to sustain our strong results through an increasingly competitive part of the insurance cycle while favorably positioning ourselves for when market conditions improve.”

Underwriting Results

Except for a small increase in the gross premiums written in the reinsurance segment for the fourth quarter 2007 compared to the fourth quarter 2006, gross premiums written for both the fourth quarter and the year ended December 31, 2007 in each operating segment were down over the comparable 2006 periods as a result of increasing competition and declining rates for new and renewal business, as well as the non-renewal of business that did not meet our underwriting requirements.

Gross premiums written were $260.3 million in the fourth quarter 2007, a 7.1% decrease compared to $280.1 million in the fourth quarter 2006. For the year ended December 31,

2007, gross premiums written totaled $1,505.5 million, a 9.3% decrease compared to $1,659.0 million for the year ended December 31, 2006. Of the $153.5 million year-over-year decrease, approximately $69.0 million was due to fewer upward estimated premium adjustments recorded in the reinsurance segment for the year ended December 31, 2007 compared to the year ended December 31, 2006. Additionally, the company reduced gross premiums written in the energy line of business by approximately $44.7 million for the year ended December 31, 2007 compared to the year ended December 31, 2006, in response to unfavorable market conditions.

Net premiums written were $189.4 million in the fourth quarter 2007, a 10.1% decrease compared to $210.7 million in the fourth quarter 2006. For the year ended December 31, 2007, net premiums written totaled $1,153.1 million, an 11.7% decrease compared to $1,306.6 million for the year ended December 31, 2006. The decrease in net premiums written included the reduction in gross premiums written and the increased utilization of reinsurance in the casualty segment.

Net premiums earned in the fourth quarter 2007 were $286.6 million, a 10.4% decrease compared to $319.8 million for the fourth quarter 2006. For the year ended December 31, 2007, net premiums earned totaled $1,159.9 million, a 7.4% decrease from net premiums earned of $1,252.0 million for the year ended December 31, 2006.

The combined ratio was 81.4% in the fourth quarter 2007 compared to 75.3% in the fourth quarter 2006. The loss and loss expense ratio was 58.2% in the fourth quarter 2007 compared to 53.9% in the fourth quarter 2006. During the fourth quarter 2007, the company recorded net favorable reserve development on prior loss years of $36.0 million, a benefit of 12.6 percentage points to the company’s loss and loss expense ratio for this quarter. In the fourth quarter 2006, the company recorded net favorable reserve development on prior loss years of $43.1 million, a benefit of 13.5 percentage points to the company’s loss and loss expense ratio for that quarter. The combined ratio for the year ended December 31, 2007 was 81.3% compared to 78.8% for the year ended December 31, 2006.

Investment Results

Net investment income in the fourth quarter 2007 was $75.2 million, an increase of 13.9% over the $66.0 million of net investment income in the fourth quarter 2006. For the year ended December 31, 2007, net investment income was $297.9 million, an increase of 21.9% over the $244.4 million of net investment income for the year ended December 31, 2006. These increases primarily reflect the growth in the company’s invested asset base driven by positive operating cash flows.

Net realized investment gains for the fourth quarter 2007 were $4.5 million compared with net realized investment losses of $4.2 million for the fourth quarter 2006. Net realized investment losses were $7.6 million for the year ended December 31, 2007 compared with net realized investment losses of $28.7 million for the year ended December 31, 2006. During the year ended December 31, 2007, the company recorded investment impairments of approximately $44.6 million related to declines in market value of securities in its available for sale portfolio that were considered to be other than temporary, as well as net realized gains from the sale of securities of $37.0 million.

Shareholders’ Equity

As of December 31, 2007 and 2006, shareholders’ equity was $2.2 billion. Shareholders’ equity as of December 31, 2007 included net income of $469.2 million for the year ended December 31, 2007; a net increase of $129.7 million in the unrealized market value of investments, net of deferred taxes; the acquisition of the company’s common shares from AIG, one of the company’s founding shareholders, which reduced shareholders’ equity by $563.4 million; and dividends paid to holders of common shares aggregating $38.1 million. Diluted book value per share was $42.53 as of December 31, 2007 compared to $35.26 as of December 31, 2006.

Conference Call

Allied World will host a conference call on Friday, February 8, 2008 at 8:30 a.m. (Eastern Time) to discuss its fourth quarter and year ended 2007 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (800) 901-5226 (U.S. and Canada callers) or (617) 786-4513 (international callers) and entering the passcode 82882542 approximately ten minutes prior to the call.

Following the conclusion of the presentation, a replay of the call will be available through Friday, February 22, 2008 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 97444541. In addition, the webcast will remain available online through Friday, February 22, 2008 at www.awac.com.

Financial Supplement

A financial supplement relating to the fourth quarter and year ended 2007 will be available at the “Investor Relations” section of the company’s website at www.awac.com.

Non-GAAP Financial Measures

In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).

“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.

“Annualized net income return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.

Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service.

For further information on Allied World Assurance Company, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Gross premiums written	$260,301	$280,111	$1,505,509	$1,659,025
Premiums ceded	(70,919)	(69,372)	(352,399)	(352,429)

Net premiums written	189,382	210,739	1,153,110	1,306,596
Change in unearned premiums	97,216	109,052	6,832	(54,586)

Net premiums earned	286,598	319,791	1,159,942	1,252,010
Net investment income	75,214	66,009	297,932	244,360
Net realized investment gain (losses)	4,544	(4,190)	(7,617)	(28,678)

Total revenue	366,356	381,610	1,450,257	1,467,692

Expenses:
Net losses and loss expenses	166,874	172,395	682,340	739,133
Acquisition costs	28,693	34,568	118,959	141,488
General and administrative expenses	37,956	33,856	141,641	106,075
Interest expense	9,511	9,510	37,848	32,566
Foreign exchange (gain) loss	(405)	1,092	(817)	601

Total expenses	242,629	251,421	979,971	1,019,863

Income before income taxes	123,727	130,189	470,286	447,829
Income tax expense	712	1,827	1,104	4,991

NET INCOME	$123,015	$128,362	$469,182	$442,838

PER SHARE DATA:
Basic earnings per share	$2.11	$2.13	$7.84	$8.09
Diluted earnings per share	$2.01	$2.04	$7.53	$7.75

Weighted average common shares outstanding	58,247,755	60,284,459	59,846,987	54,746,613
Weighted average common shares and common share equivalents outstanding	61,133,206	62,963,243	62,331,165	57,115,172

Dividends declared per share	$0.18	$0.15	$0.63	$0.15

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except share and per share amounts)

	As of December 31, 2007	As of December 31, 2006
ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2007: $5,595,943; 2006: $5,188,379)	$5,707,143	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $291,458; 2006: $245,657)	322,144	262,557

Total investments	6,029,287	5,440,369
Cash and cash equivalents	202,582	366,817
Restricted cash	67,886	138,223
Securities lending collateral	147,241	304,742
Insurance balances receivable	304,499	304,261
Prepaid reinsurance	163,836	159,719
Reinsurance recoverable	682,765	689,105
Accrued investment income	55,763	51,112
Deferred acquisition costs	108,295	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	84,998	16,545
Net deferred tax assets	4,881	5,094
Other assets	43,155	40,347

Total assets	$7,899,108	$7,620,580

LIABILITIES:
Reserve for losses and loss expenses	$3,919,772	$3,636,997
Unearned premiums	811,083	813,797
Unearned ceding commissions	28,831	23,914
Reinsurance balances payable	67,175	82,212
Securities lending payable	147,241	304,742
Balances due on purchase of investments	141,462	—
Senior notes	498,682	498,577
Accounts payable and accrued liabilities	45,020	40,257

Total liabilities	$5,659,266	$5,400,496

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding 2007: 48,741,927 shares; 2006: 60,287,696 shares	1,462	1,809
Additional paid-in capital	1,281,832	1,822,607
Retained earnings	820,334	389,204
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	136,214	6,464

Total shareholders’ equity	2,239,842	2,220,084

Total liabilities and shareholders’ equity	$7,899,108	$7,620,580

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED CONSOLIDATED SEGMENT DATA

(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended December 31, 2007	Property	Casualty	Reinsurance	Total
Gross premiums written	$72,497	$142,941	$44,863	$260,301
Net premiums written	38,941	105,620	44,821	189,382
Net premiums earned	43,403	112,422	130,773	286,598
Net losses and loss expenses	(35,377)	(53,171)	(78,326)	(166,874)
Acquisition costs	(260)	(3,271)	(25,162)	(28,693)
General and administrative expenses	(9,844)	(18,439)	(9,673)	(37,956)

Underwriting (loss) income	(2,078)	37,541	17,612	53,075
Net investment income				75,214
Net realized investment gain				4,544
Interest expense				(9,511)
Foreign exchange gain				405

Income before income taxes				$123,727

GAAP Ratios:
Loss and loss expense ratio	81.5%	47.3%	59.9%	58.2%
Acquisition cost ratio	0.6%	2.9%	19.2%	10.0%
General and administrative expense ratio	22.7%	16.4%	7.4%	13.2%

Combined ratio	104.8%	66.6%	86.5%	81.4%

Quarter Ended December 31, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$89,072	$147,314	$43,725	$280,111
Net premiums written	40,846	126,169	43,724	210,739
Net premiums earned	49,151	133,805	136,835	319,791
Net losses and loss expenses	(28,029)	(72,766)	(71,600)	(172,395)
Acquisition costs	(384)	(6,821)	(27,363)	(34,568)
General and administrative expenses	(8,061)	(16,935)	(8,860)	(33,856)

Underwriting income	12,677	37,283	29,012	78,972
Net investment income				66,009
Net realized investment losses				(4,190)
Interest expense				(9,510)
Foreign exchange loss				(1,092)

Income before income taxes				$130,189

GAAP Ratios:
Loss and loss expense ratio	57.0%	54.4%	52.3%	53.9%
Acquisition cost ratio	0.8%	5.1%	20.0%	10.8%
General and administrative expense ratio	16.4%	12.6%	6.5%	10.6%

Combined ratio	74.2%	72.1%	78.8%	75.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED CONSOLIDATED SEGMENT DATA

(Expressed in thousands of United States dollars, except for ratio information)

Year Ended December 31, 2007	Property	Casualty	Reinsurance	Total
Gross premiums written	$391,017	$578,433	$536,059	$1,505,509
Net premiums written	176,420	440,802	535,888	1,153,110
Net premiums earned	180,458	475,523	503,961	1,159,942
Net losses and loss expenses	(105,662)	(275,815)	(300,863)	(682,340)
Acquisition costs	114	(17,269)	(101,804)	(118,959)
General and administrative expenses	(34,185)	(68,333)	(39,123)	(141,641)

Underwriting income	40,725	114,106	62,171	217,002
Net investment income				297,932
Net realized investment losses				(7,617)
Interest expense				(37,848)
Foreign exchange gain				817

Income before income taxes				$470,286

GAAP Ratios:
Loss and loss expense ratio	58.6%	58.0%	59.7%	58.8%
Acquisition cost ratio	(0.1)%	3.6%	20.2%	10.3%
General and administrative expense ratio	18.9%	14.4%	7.8%	12.2%

Combined ratio	77.4%	76.0%	87.7%	81.3%

Year Ended December 31, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$463,903	$622,387	$572,735	$1,659,025
Net premiums written	193,655	540,980	571,961	1,306,596
Net premiums earned	190,784	534,294	526,932	1,252,010
Net losses and loss expenses	(114,994)	(331,759)	(292,380)	(739,133)
Acquisition costs	2,247	(30,396)	(113,339)	(141,488)
General and administrative expenses	(26,294)	(52,809)	(26,972)	(106,075)

Underwriting income	51,743	119,330	94,241	265,314
Net investment income				244,360
Net realized investment losses				(28,678)
Interest expense				(32,566)
Foreign exchange loss				(601)

Income before income taxes				$447,829

GAAP Ratios:
Loss and loss expense ratio	60.3%	62.1%	55.5%	59.0%
Acquisition cost ratio	(1.2)%	5.7%	21.5%	11.3%
General and administrative expense ratio	13.8%	9.9%	5.1%	8.5%

Combined ratio	72.9%	77.7%	82.1%	78.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED OPERATING INCOME RECONCILIATION

(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$123,015	$128,362	$469,182	$442,838
Net realized investment (gain) losses	(4,544)	4,190	7,617	28,678
Foreign exchange (gain) loss	(405)	1,092	(817)	601

Operating income	$118,066	$133,644	$475,982	$472,117

Weighted average common shares outstanding:
Basic	58,247,755	60,284,459	59,846,987	54,746,613
Diluted	61,133,206	62,963,243	62,331,165	57,115,172

Basic per share data:
Net income	$2.11	$2.13	$7.84	$8.09
Net realized investment (gain) losses	(0.07)	0.07	0.12	0.52
Foreign exchange (gain) loss	(0.01)	0.02	(0.01)	0.01

Operating income	$2.03	$2.22	$7.95	$8.62

Diluted per share data
Net income	$2.01	$2.04	$7.53	$7.75
Net realized investment (gain) losses	(0.07)	0.06	0.12	0.51
Foreign exchange (gain) loss	(0.01)	0.02	(0.01)	0.01

Operating income	$1.93	$2.12	$7.64	$8.27

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION

(Expressed in thousands of United States dollars, except share and per share amounts)

	As of December 31, 2007	As of December 31, 2006
Price per share at period end	$50.17	$43.63
Total shareholders’ equity	2,239,842	2,220,084
Basic common shares outstanding	48,741,927	60,287,696
Add: unvested restricted share units	820,890	704,372
Add: performance based equity awards	886,251	342,501
Add: dilutive options/warrants outstanding	6,723,875	6,695,990
Weighted average exercise price per share	$33.62	$33.02
Deduct: options bought back via treasury method	(4,506,182)	(5,067,534)
Common shares and common share equivalents outstanding	52,666,761	62,963,025

Basic book value per common share	$45.95	$36.82
Diluted book value per common share	$42.53	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION

(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Opening shareholders’ equity	$2,612,775	$2,094,872	$2,220,084	$1,420,266
Deduct/add: accumulated other comprehensive (income)/loss	(62,917)	(3,447)	(6,464)	25,508

Adjusted opening shareholders’ equity	2,549,858	2,091,425	2,213,620	1,445,774
Closing shareholders’ equity	2,239,842	2,220,084	2,239,842	2,220,084
Deduct: accumulated other comprehensive income	(136,214)	(6,464)	(136,214)	(6,464)

Adjusted closing shareholders’ equity	2,103,628	2,213,620	2,103,628	2,213,620
Average shareholders’ equity	$2,326,743	$2,152,523	$2,158,624	$1,829,697

Net income available to shareholders	$123,015	$128,362	$469,182	$442,838
Annualized net income available to shareholders	492,060	513,448	469,182	442,838
Annualized return on average shareholders’ equity - net income available to shareholders	21.1%	23.9%	21.7%	24.2%

Operating income available to shareholders	$118,066	$133,644	$475,982	$472,117
Annualized operating income available to shareholders	472,264	534,576	475,982	472,117
Annualized return on average shareholders’ equity - operating income available to shareholders	20.3%	24.8%	22.1%	25.8%

For further information, please contact:

Allied World Assurance Company

Media:

Faye Cook

AVP, Marketing & Communications

T: 441-278-5406

E: faye.cook@awac.com

Investors:

Keith J. Lennox

Investor Relations Officer

T: 212-635-5319

E: keith.lennox@awac.com

Exhibit 99.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

4th Quarter and Year Ended 2007

Investor Contact: Keith Lennox Phone: (212) 635-5319 Fax: (212) 635-553 email: keith.lennox@awac.com	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statements made in this report reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

BASIS OF PRESENTATION

DEFINITIONS AND PRESENTATION

- All financial information contained herein is unaudited.

- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.

- Allied World Assurance Company Holdings, Ltd, along with others in the industry, use underwriting ratios as measures of performance. The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.

- In presenting the company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G promulgated by the SEC. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 25 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED FINANCIAL HIGHLIGHTS

		THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,		Previous Quarter Change		Previous Year to Date Change
		2007	2006	2007	2006
HIGHLIGHTS	Gross premiums written	$260,301	$280,111	$1,505,509	$1,659,025	(7.1)%		(9.3)%
	Net premiums written	189,382	210,739	1,153,110	1,306,596	(10.1)%		(11.7)%
	Net premiums earned	286,598	319,791	1,159,942	1,252,010	(10.4)%		(7.4)%
	Net investment income	75,214	66,009	297,932	244,360	13.9%		21.9%
	Net income	123,015	128,362	469,182	442,838	(4.2)%		5.9%
	Operating income	118,066	133,644	475,982	472,117	(11.7)%		0.8%
	Total investments and cash & cash equivalents	6,299,755	5,945,409	6,299,755	5,945,409	6.0%		6.0%
	Total assets	7,899,108	7,620,580	7,899,108	7,620,580	3.7%		3.7%
	Total shareholders’ equity	2,239,842	2,220,084	2,239,842	2,220,084	0.9%		0.9%
	Cash flows from operating activities	142,157	124,162	760,968	791,564	14.5%		(3.9)%

PER SHARE	Basic earnings per share
AND SHARE DATA	Net income	$2.11	$2.13	$7.84	$8.09	(0.9)%		(3.1)%
	Operating income	$2.03	$2.22	$7.95	$8.62	(8.6)%		(7.8)%
	Diluted earnings per share
	Net income	$2.01	$2.04	$7.53	$7.75	(1.5)%		(2.8)%
	Operating income	$1.93	$2.12	$7.64	$8.27	(9.0)%		(7.6)%
	Weighted average common shares outstanding
	Basic	58,247,755	60,284,459	59,846,987	54,746,613
	Diluted	61,133,206	62,963,243	62,331,165	57,115,172
	Book value	$45.95	$36.82	$45.95	$36.82	24.8%		24.8%
	Diluted book value	$42.53	$35.26	$42.53	$35.26	20.6%		20.6%

FINANCIAL RATIOS	Return on average equity (ROAE), net income	21.1%	23.9%	21.7%	24.2%	(2.8)	pts	(2.5)	pts
	ROAE, operating income	20.3%	24.8%	22.1%	25.8%	(4.5)	pts	(3.7)	pts
	Annualized investment book yield	4.8%	4.4%	4.9%	4.5%	0.4	pts	0.4	pts

	Loss and loss expense ratio	58.2%	53.9%	58.8%	59.0%	4.3	pts	(0.2)	pts
	Acquisition cost ratio	10.0%	10.8%	10.3%	11.3%	(0.8)	pts	(1.0)	pts
	General and administrative expense ratio	13.2%	10.6%	12.2%	8.5%	2.6	pts	3.7	pts

	Expense ratio	23.2%	21.4%	22.5%	19.8%	1.8	pts	2.7	pts

	Combined ratio	81.4%	75.3%	81.3%	78.8%	6.1	pts	2.5	pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED STATEMENTS OF OPERATIONS - CONSECUTIVE QUARTERS

	THREE MONTHS ENDED DECEMBER 31, 2007	THREE MONTHS ENDED SEPTEMBER 30, 2007	THREE MONTHS ENDED JUNE 30, 2007	THREE MONTHS ENDED MARCH 31, 2007	THREE MONTHS ENDED DECEMBER 31, 2006
Revenues
Gross premiums written	$260,301	$276,253	$530,549	$438,406	$280,111
Net premiums written	$189,382	$219,297	$386,587	$357,844	$210,739

Net premiums earned	$286,598	$283,659	$303,119	$286,566	$319,791
Net investment income	75,214	76,133	73,937	72,648	66,009
Net realized investment gain (loss)	4,544	(4,196)	(1,481)	(6,484)	(4,190)

Total revenues	$366,356	$355,596	$375,575	$352,730	$381,610

Expenses
Net losses and loss expenses:
Current year	$202,873	$201,799	$208,643	$192,102	$215,456
Prior years	$(35,999)	$(28,553)	$(32,418)	(26,107)	(43,061)

Total net losses and loss expenses	166,874	173,246	176,225	165,995	172,395
Acquisition costs	28,693	29,198	31,872	29,196	34,568
General and administrative expenses	37,956	36,050	34,432	33,203	33,856
Interest expense	9,511	9,481	9,482	9,374	9,510
Foreign exchange (gain) loss	(405)	(976)	532	32	1,092

Total expenses	$242,629	$246,999	$252,543	$237,800	$251,421

Income before income taxes	$123,727	$108,597	$123,032	$114,930	$130,189
Income tax expense (recovery)	712	(362)	(255)	1,009	1,827

Net income	$123,015	$108,959	$123,287	$113,921	$128,362

GAAP Ratios
Loss and loss expense ratio	58.2%	61.1%	58.1%	57.9%	53.9%
Acquisition cost ratio	10.0%	10.3%	10.5%	10.2%	10.8%
General and administrative expense ratio	13.2%	12.7%	11.4%	11.6%	10.6%

Expense ratio	23.2%	23.0%	21.9%	21.8%	21.4%

Combined ratio	81.4%	84.1%	80.0%	79.7%	75.3%

Per Share Data
Basic earnings per share
Net income	$2.11	$1.80	$2.04	$1.89	$2.13
Operating income	$2.03	$1.86	$2.07	$2.00	$2.22
Diluted earnings per share
Net income	$2.01	$1.72	$1.96	$1.83	$2.04
Operating income	$1.93	$1.77	$1.99	$1.94	$2.12

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED STATEMENTS OF OPERATIONS - YEAR TO DATE

	YEAR ENDED DECEMBER 31, 2007	YEAR ENDED DECEMBER 31, 2006
Revenues
Gross premiums written	$1,505,509	$1,659,025
Net premiums written	1,153,110	1,306,596

Net premiums earned	$1,159,942	$1,252,010
Net investment income	297,932	244,360
Net realized investment losses	(7,617)	(28,678)

Total revenues	$1,450,257	$1,467,692

Expenses
Net losses and loss expenses:
Current year	$805,417	$849,850
Prior years	(123,077)	(110,717)

Total net losses and loss expenses	682,340	$739,133
Acquisition costs	118,959	141,488
General and administrative expenses	141,641	106,075
Interest expense	37,848	32,566
Foreign exchange (gain) loss	(817)	601

Total expenses	$979,971	$1,019,863

Income before income taxes	$470,286	$447,829
Income tax expense	1,104	4,991

Net income	$469,182	$442,838

GAAP Ratios
Loss and loss expense ratio	58.8%	59.0%
Acquisition cost ratio	10.3%	11.3%
General and administrative expense ratio	12.2%	8.5%

Expense ratio	22.5%	19.8%

Combined ratio	81.3%	78.8%

Per Share Data
Basic earnings per share
Net income	$7.84	$8.09
Operating income	$7.95	$8.62
Diluted earnings per share
Net income	$7.53	$7.75
Operating income	$7.64	$8.27

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS - CURRENT QUARTER

THREE MONTHS ENDED DECEMBER 31, 2007	THREE MONTHS ENDED DECEMBER 31, 2006
Gross Premiums Written = $260,301	Gross Premiums Written = $280,111

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS - YEAR TO DATE

YEAR ENDED DECEMBER 31, 2007	YEAR ENDED DECEMBER 31, 2006
Gross Premiums Written = $1,505,509	Gross Premiums Written = $1,659,025

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED SEGMENT RESULTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2007

	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTALS
Revenues
Gross premiums written	$72,497	$142,941	$44,863	$260,301
Net premiums written	$38,941	$105,620	$44,821	$189,382

Net premiums earned	$43,403	$112,422	$130,773	$286,598

Total revenues	$43,403	$112,422	$130,773	$286,598

Expenses
Net losses and loss expenses:
Current year	$43,458	$81,675	$77,740	$202,873
Prior years	(8,081)	(28,504)	586	(35,999)

Total net losses and loss expenses	$35,377	$53,171	$78,326	166,874
Acquisition costs	$260	$3,271	$25,162	28,693
General and administrative expenses	$9,844	$18,439	$9,673	37,956

Total expenses	$45,481	$74,881	$113,161	$233,523

Underwriting (loss) income	$(2,078)	$37,541	$17,612	$53,075

Net investment income				75,214
Net realized investment gain				4,544
Interest expense				(9,511)
Foreign exchange gain				405

Income before income taxes				$123,727

GAAP Ratios
Loss and loss expense ratio	81.5%	47.3%	59.9%	58.2%
Acquisition cost ratio	0.6%	2.9%	19.2%	10.0%
General and administrative expense ratio	22.7%	16.4%	7.4%	13.2%

Expense ratio	23.3%	19.3%	26.6%	23.2%

Combined ratio	104.8%	66.6%	86.5%	81.4%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED SEGMENT RESULTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2006

	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTALS
Revenues
Gross premiums written	$89,072	$147,314	$43,725	$280,111
Net premiums written	$40,846	$126,169	$43,724	$210,739

Net premiums earned	$49,151	$133,805	$136,835	$319,791

Total revenues	$49,151	$133,805	$136,835	$319,791

Expenses
Net losses and loss expenses:
Current year	$38,852	$98,937	$77,667	$215,456
Prior years	(10,823)	(26,171)	(6,067)	(43,061)

Total net losses and loss expenses	28,029	72,766	71,600	172,395
Acquisition costs	384	6,821	27,363	34,568
General and administrative expenses	8,061	16,935	8,860	33,856

Total expenses	$36,474	$96,522	$107,823	$240,819

Underwriting income	$12,677	$37,283	$29,012	$78,972

Net investment income				66,009
Net realized investment losses				(4,190)
Interest expense				(9,510)
Foreign exchange loss				(1,092)

Income before income taxes				$130,189

GAAP Ratios
Loss and loss expense ratio	57.0%	54.4%	52.3%	53.9%
Acquisition cost ratio	0.8%	5.1%	20.0%	10.8%
General and administrative expense ratio	16.4%	12.6%	6.5%	10.6%

Expense ratio	17.2%	17.7%	26.5%	21.4%

Combined ratio	74.2%	72.1%	78.8%	75.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED SEGMENT RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2007

	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTALS
Revenues
Gross premiums written	$391,017	$578,433	$536,059	$1,505,509
Net premiums written	$176,420	$440,802	$535,888	$1,153,110

Net premiums earned	$180,458	$475,523	$503,961	$1,159,942

Total revenues	$180,458	$475,523	$503,961	$1,159,942

Expenses
Net losses and loss expenses:
Current year	$151,039	$346,429	$307,949	$805,417
Prior years	(45,377)	(70,614)	(7,086)	(123,077)

Total net losses and loss expenses	105,662	275,815	300,863	682,340
Acquisition costs	(114)	17,269	101,804	118,959
General and administrative expenses	34,185	68,333	39,123	141,641

Total expenses	$139,733	$361,417	$441,790	$942,940

Underwriting income	$40,725	$114,106	$62,171	$217,002

Net investment income				297,932
Net realized investment losses				(7,617)
Interest expense				(37,848)
Foreign exchange gain				817

Income before income taxes				$470,286

GAAP Ratios
Loss and loss expense ratio	58.6%	58.0%	59.7%	58.8%
Acquisition cost ratio	(0.1)%	3.6%	20.2%	10.3%
General and administrative expense ratio	18.9%	14.4%	7.8%	12.2%

Expense ratio	18.8%	18.0%	28.0%	22.5%

Combined ratio	77.4%	76.0%	87.7%	81.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED SEGMENT RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2006

	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTALS
Revenues
Gross premiums written	$463,903	$622,387	$572,735	$1,659,025
Net premiums written	$193,655	$540,980	$571,961	$1,306,596

Net premiums earned	$190,784	$534,294	$526,932	$1,252,010

Total revenues	$190,784	$534,294	$526,932	$1,252,010

Expenses
Net losses and loss expenses:
Current year	$145,987	$395,140	$308,723	$849,850
Prior years	(30,993)	(63,381)	(16,343)	(110,717)

Total net losses and loss expenses	$114,994	$331,759	$292,380	739,133
Acquisition costs	(2,247)	30,396	113,339	141,488
General and administrative expenses	26,294	52,809	26,972	106,075

Total expenses	$139,041	$414,964	$432,691	$986,696

Underwriting income	$51,743	$119,330	$94,241	$265,314

Net investment income				244,360
Net realized investment losses				(28,678)
Interest expense				(32,566)
Foreign exchange loss				(601)

Income before income taxes				$447,829

GAAP Ratios
Loss and loss expense ratio	60.3%	62.1%	55.5%	59.0%
Acquisition cost ratio	(1.2)%	5.7%	21.5%	11.3%
General and administrative expense ratio	13.8%	9.9%	5.1%	8.5%

Expense ratio	12.6%	15.6%	26.6%	19.8%

Combined ratio	72.9%	77.7%	82.1%	78.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2007	DECEMBER 31, 2006
ASSETS
Fixed maturity investments available for sale, at fair value (amortized cost: 2007: $5,595,943; 2006: $5,188,379)	$5,707,143	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $291,458; 2006: $245,657)	322,144	262,557

Total investments	6,029,287	5,440,369
Cash and cash equivalents	202,582	366,817
Restricted cash	67,886	138,223
Securities lending collateral	147,241	304,742
Insurance balances receivable	304,499	304,261
Prepaid reinsurance	163,836	159,719
Reinsurance recoverable	682,765	689,105
Accrued investment income	55,763	51,112
Deferred acquisition costs	108,295	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	84,998	16,545
Net deferred tax assets	4,881	5,094
Other assets	43,155	40,347

TOTAL ASSETS	$7,899,108	$7,620,580

LIABILITIES
Reserve for losses and loss expenses	$3,919,772	$3,636,997
Unearned premiums	811,083	813,797
Unearned ceding commissions	28,831	23,914
Reinsurance balances payable	67,175	82,212
Securities lending payable	147,241	304,742
Balances due on purchase of investments	141,462	—
Senior notes	498,682	498,577
Accounts payable and accrued liabilities	45,020	40,257

TOTAL LIABILITIES	$5,659,266	$5,400,496

SHAREHOLDERS’ EQUITY
Common shares, par value $0.03 per share:
48,741,927 issued and outstanding (2006 - 60,287,696)	$1,462	$1,809
Additional paid-in capital	1,281,832	1,822,607
Retained earnings	820,334	389,204
Accumulated other comprehensive income:
net unrealized gains on investments, net of tax	136,214	6,464

TOTAL SHAREHOLDERS’ EQUITY	$2,239,842	$2,220,084

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,899,108	$7,620,580

Book value per share	$45.95	$36.82
Diluted book value per share	42.53	35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CONSOLIDATED INVESTMENT PORTFOLIO

	DECEMBER 31, 2007 FAIR MARKET VALUE		SEPTEMBER 30, 2007 FAIR MARKET VALUE		JUNE 30, 2007 FAIR MARKET VALUE		MARCH 31, 2007 FAIR MARKET VALUE		DECEMBER 31, 2006 FAIR MARKET VALUE
MARKET VALUE
Fixed maturities available for sale	$5,707,143	94.7%	$6,022,625	95.1%	$5,689,348	96.2%	$5,407,813	95.3%	$5,177,812	95.2%
Other invested assets available for sale	322,144	5.3%	310,715	4.9%	227,173	3.8%	263,993	4.7%	262,557	4.8%

Total	$6,029,287	100.0%	$6,333,340	100.0%	$5,916,521	100.0%	$5,671,806	100.0%	$5,440,369	100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	$2,053,224	32.6%	$2,409,398	35.9%	$2,062,352	33.1%	$1,939,024	31.5%	$1,700,052	28.6%
Non-U.S. government securities	118,843	1.9%	112,680	1.7%	105,397	1.7%	100,064	1.6%	97,320	1.6%
Corporate securities	1,252,617	19.9%	1,250,990	18.6%	1,191,679	19.1%	1,242,895	20.2%	1,318,136	22.2%
Mortgage-backed securities	2,117,539	33.6%	2,098,494	31.3%	2,123,124	34.0%	1,897,086	30.8%	1,823,907	30.7%
Asset-backed securities	164,920	2.6%	151,063	2.3%	206,796	3.3%	228,744	3.7%	238,397	3.9%
Fixed income sub-total	5,707,143	90.6%	6,022,625	89.8%	5,689,348	91.2%	5,407,813	87.8%	5,177,812	87.0%
Global high-yield bond fund	79,549	1.3%	80,765	1.2%	34,142	0.5%	33,968	0.6%	33,031	0.6%
Hedge funds	241,435	3.8%	229,950	3.4%	193,031	3.1%	230,025	3.7%	229,526	3.9%
Other invested assets	1,160	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Cash & cash equivalents	270,468	4.3%	376,765	5.6%	322,467	5.2%	489,097	7.9%	505,040	8.5%

Total	$6,299,755	100.0%	$6,710,105	100.0%	$6,238,988	100.0%	$6,160,903	100.0%	$5,945,409	100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	$2,053,224	36.0%	$2,409,398	40.0%	$2,062,351	36.3%	$1,939,024	35.9%	$1,700,052	32.8%
AAA/Aaa	2,655,246	46.5%	2,580,781	42.8%	2,605,371	45.8%	2,416,429	44.7%	2,426,331	46.9%
AA/Aa	411,796	7.2%	450,219	7.5%	370,794	6.5%	377,225	7.0%	306,242	5.9%
A/A	519,336	9.1%	533,924	8.9%	609,453	10.7%	629,368	11.6%	699,267	13.5%
BBB/Baa	67,541	1.2%	48,303	0.8%	41,379	0.7%	45,767	0.8%	45,920	0.9%

Total	$5,707,143	100.0%	$6,022,625	100.0%	$5,689,348	100.0%	$5,407,813	100.0%	$5,177,812	100.0%

STATISTICS
Annualized book yield, year to date	4.9%		4.7%		4.7%		4.7%		4.5%
Duration	3.1 years		3.2 years		3.0 years		2.9 years		2.8 years
Average credit quality (S&P)	AA		AA		AA		AA		AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

RESERVES FOR LOSSES AND LOSS EXPENSES

	AT DECEMBER 31, 2007
	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTAL
Case reserves (net of reinsurance recoverable)	$234,023	$227,888	$212,315	$674,226
IBNR (net of reinsurance recoverable)	126,593	1,650,354	785,834	2,562,781

Total	$360,616	$1,878,242	$998,149	$3,237,007

IBNR/Total reserves (net of reinsurance recoverable)	35.1%	87.9%	78.7%	79.2%

	AT DECEMBER 31, 2006
	PROPERTY	CASUALTY	REINSURANCE	CONSOLIDATED TOTAL
Case reserves (net of reinsurance recoverable)	$284,284	$149,619	$197,366	$631,269
IBNR (net of reinsurance recoverable)	139,703	1,541,549	635,371	2,316,623

Total	$423,987	$1,691,168	$832,737	$2,947,892

IBNR/Total reserves (net of reinsurance recoverable)	32.9%	91.2%	76.3%	78.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

CAPITAL STRUCTURE AND LEVERAGE RATIOS

	DECEMBER 31, 2007	SEPTEMBER 30, 2007	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006
Senior notes	$498,682	$498,655	$498,629	$498,602	$498,577
Shareholders’ equity	2,239,842	2,612,775	2,418,186	2,355,978	2,220,084

Total capitalization	$2,738,524	$3,111,430	$2,916,815	$2,854,580	$2,718,661

Leverage ratios
Debt to total capitalization	18.2%	16.0%	17.1%	17.5%	18.3%

Closing shareholders’ equity	$2,239,842	$2,612,775	$2,418,186	$2,355,978	$2,220,084
Deduct/add: accumulated other comprehensive (income)/loss	(136,214)	(62,917)	25,663	(31,481)	(6,464)

Adjusted shareholders’ equity	$2,103,628	$2,549,858	$2,443,849	$2,324,497	$2,213,620

Net premiums written (trailing 12 months)	$1,153,110	$1,174,467	$1,253,186	$1,236,937	$1,306,596
Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.55	0.46	0.51	0.53	0.59

Total investments and cash & cash equivalents	$6,299,755	$6,710,105	$6,238,988	$6,160,903	$5,945,409
Total investments and cash & cash equivalents to adjusted shareholders’ equity	2.99	2.63	2.55	2.65	2.69

Reserve for losses and loss expenses	3,919,772	3,831,962	3,743,680	3,663,224	3,636,997
Deduct: reinsurance recoverable	(682,765)	(674,398)	(679,198)	(668,050)	(689,105)

Net reserve for losses and loss expenses	3,237,007	3,157,564	3,064,482	2,995,174	2,947,892
Net reserve for losses and loss expenses to adjusted shareholders’ equity	1.54	1.24	1.25	1.29	1.33

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

OPERATING INCOME RECONCILIATION AND

BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED DECEMBER 31, 2007	THREE MONTHS ENDED SEPTEMBER 30, 2007	THREE MONTHS ENDED JUNE 30, 2007	THREE MONTHS ENDED MARCH 31, 2007	THREE MONTHS ENDED DECEMBER 31, 2006
Net income	$123,015	$108,959	$123,287	$113,921	$128,362
Add:
Net realized investment (gain) losses	(4,544)	4,196	1,481	6,484	4,190
Foreign exchange (gain) loss	(405)	(976)	532	32	1,092

Operating income	$118,066	$112,179	$125,300	$120,437	$133,644

Weighted average common shares outstanding
Basic	58,247,755	60,413,019	60,397,591	60,333,209	60,284,459
Diluted	61,133,206	63,250,024	62,874,235	62,207,941	62,963,243

Basic per share data
Net income	$2.11	$1.80	$2.04	$1.89	$2.13
Add:
Net realized investment (gain) losses	(0.07)	0.08	0.02	0.11	0.07
Foreign exchange (gain) loss	(0.01)	(0.02)	0.01	—	0.02

Operating income	$2.03	$1.86	$2.07	$2.00	$2.22

Diluted per share data
Net income	$2.01	$1.72	$1.96	$1.83	$2.04
Add:
Net realized investment (gain) losses	(0.07)	0.07	0.02	0.11	0.06
Foreign exchange (gain) loss	(0.01)	(0.02)	0.01	—	0.02

Operating income	$1.93	$1.77	$1.99	$1.94	$2.12

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

OPERATING INCOME RECONCILIATION AND

BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	YEAR ENDED DECEMBER 31, 2007	YEAR ENDED DECEMBER 31, 2006
Net income	$469,182	$442,838
Add:
Net realized investment losses	7,617	28,678
Foreign exchange (gain) loss	(817)	601

Operating income	$475,982	$472,117

Weighted average common shares outstanding
Basic	59,846,987	54,746,613
Diluted	62,331,165	57,115,172

Basic per share data
Net income	$7.84	$8.09
Add:
Net realized investment losses	0.12	0.52
Foreign exchange (gain) loss	(0.01)	0.01

Operating income	$7.95	$8.62

Diluted per share data
Net income	$7.53	$7.75
Add:
Net realized investment losses	0.12	0.51
Foreign exchange (gain) loss	(0.01)	0.01

Operating income	$7.64	$8.27

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

RETURN ON AVERAGE SHAREHOLDERS' EQUITY AND

RECONCILIATION OF AVERAGE SHAREHOLDERS' EQUITY

	THREE MONTHS ENDED DECEMBER 31, 2007	THREE MONTHS ENDED SEPTEMBER 30, 2007	THREE MONTHS ENDED JUNE 30, 2007	THREE MONTHS ENDED MARCH 31, 2007	THREE MONTHS ENDED DECEMBER 31, 2006
Opening shareholders' equity	$2,612,775	$2,418,186	$2,355,978	$2,220,084	$2,094,872
Deduct/add: accumulated other comprehensive (income)/loss	(62,917)	25,663	(31,481)	(6,464)	(3,447)

Adjusted opening shareholders' equity	$2,549,858	$2,443,849	$2,324,497	$2,213,620	$2,091,425
Closing shareholders' equity	$2,239,842	$2,612,775	$2,418,186	$2,355,978	$2,220,084
Deduct/add: accumulated other comprehensive (income)/loss	(136,214)	(62,917)	25,663	(31,481)	(6,464)

Adjusted closing shareholders' equity	$2,103,628	$2,549,858	$2,443,849	$2,324,497	$2,213,620
Average shareholders' equity	$2,326,743	$2,496,854	$2,384,173	$2,269,059	$2,152,523
Net income available to shareholders	$123,015	$108,959	$123,287	$113,921	$128,362
Annualized net income available to shareholders	492,060	435,836	493,148	455,684	513,448
Annualized return on average shareholders' equity—net income available to shareholders	21.1%	17.5%	20.7%	20.1%	23.9%

Operating income available to shareholders	$118,066	$112,179	$125,300	$120,437	$133,644
Annualized operating income available to shareholders	472,264	448,716	501,200	481,748	534,576
Annualized return on average shareholders' equity—operating income available to shareholders	20.3%	18.0%	21.0%	21.2%	24.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

RETURN ON AVERAGE SHAREHOLDERS' EQUITY AND

RECONCILIATION OF AVERAGE SHAREHOLDERS' EQUITY

	YEAR ENDED DECEMBER 31, 2007	YEAR ENDED DECEMBER 31, 2006
Opening shareholders' equity	$2,220,084	$1,420,266
Deduct/add: accumulated other comprehensive (income)/loss	(6,464)	25,508

Adjusted opening shareholders' equity	$2,213,620	$1,445,774

Closing shareholders' equity	$2,239,842	$2,220,084
Deduct: accumulated other comprehensive income	(136,214)	(6,464)

Adjusted closing shareholders' equity	$2,103,628	$2,213,620

Average shareholders' equity	$2,158,624	$1,829,697

Net income available to shareholders	$469,182	$442,838

Annualized return on average shareholders' equity—net income available to shareholders	21.7%	24.2%

Operating income available to shareholders	$475,982	$472,117

Annualized return on average shareholders' equity—operating income available to shareholders	22.1%	25.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

DILUTED BOOK VALUE PER SHARE

	DECEMBER 31, 2007	DECEMBER 31, 2006
Price per share at period end	$50.17	$43.63

Total shareholders' equity	$2,239,842	$2,220,084

Basic common shares outstanding	48,741,927	60,287,696

Add: unvested restricted share units	820,890	704,372

Add: performance based equity awards	886,251	342,501

Add: dilutive options/warrants outstanding	6,723,875	6,695,990
Weighted average exercise price per share	$33.62	$33.02
Deduct: options bought back via treasury method	(4,506,182)	(5,067,534)

Common shares and common share equivalents outstanding	52,666,761	62,963,025

Basic book value per common share	$45.95	$36.82
Diluted book value per common share	$42.53	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED DECEMBER 31, 2007	THREE MONTHS ENDED DECEMBER 31, 2006	YEAR ENDED DECEMBER 31, 2007	YEAR ENDED DECEMBER 31, 2006
Net investment income	$75,214	$66,009	$297,932	$244,360
Deduct: annual and non-recurring items	—	723	N/A	N/A

Net investment income, recurring	$75,214	$65,286	$297,932	$244,360

Annualized net investment income, recurring	$300,856	$261,144	$297,932	$244,360

Add: annual and non-recurring items	—	723	N/A	N/A

Normalized net investment income	$300,856	$261,867	$297,932	$244,360

Fixed maturity investments available for sale, amortized cost	$5,984,929	$5,289,411	$5,188,379	$4,442,040
Other invested assets, available for sale, cost	280,696	246,854	245,657	270,138
Cash and cash equivalents	329,862	270,848	366,817	172,379
Restricted cash	46,903	50,871	138,223	41,788
Balances receivable on sale of investments	7,951	70,174	16,545	3,633
Balances due on purchase of investments	(123,482)	(66,874)	—	—

Opening aggregate invested assets	$6,526,859	$5,861,284	$5,955,621	$4,929,978

Fixed maturity investments available for sale, amortized cost	$5,595,943	$5,188,379	$5,595,943	$5,188,379
Other invested assets, available for sale, cost	291,458	245,657	291,458	245,657
Cash and cash equivalents	202,582	366,817	202,582	366,817
Restricted cash	67,886	138,223	67,886	138,223
Balances receivable on sale of investments	84,998	16,545	84,998	16,545
Balances due on purchase of investments	(141,462)	—	(141,462)	—

Closing aggregate invested assets	$6,101,405	$5,955,621	$6,101,405	$5,955,621

Average aggregate invested assets	$6,314,132	$5,908,453	$6,028,513	$5,442,800

Annualized investment book yield	4.8%	4.4%	4.9%	4.5%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

ANNUALIZED INVESTMENT BOOK YIELD

	NINE MONTHS ENDED SEPTEMBER 30, 2007	SIX MONTHS ENDED JUNE 30, 2007	THREE MONTHS ENDED MARCH 31, 2007

Net investment income	$222,718	$146,585	$72,648
Deduct: annual and non-recurring items	2,062	2,062	2,062

Net investment income, recurring	$220,656	$144,523	$70,586

Annualized net investment income, recurring	$294,208	$289,046	$282,344

Add: annual and non-recurring items	2,062	2,062	2,062

Normalized net investment income	$296,270	$291,108	$284,406

Fixed maturity investments available for sale, amortized cost	$5,188,379	$5,188,379	$5,188,379
Other invested assets, available for sale, cost	245,657	245,657	245,657
Cash and cash equivalents	366,817	366,817	366,817
Restricted cash	138,223	138,223	138,223
Balances receivable on sale of investments	16,545	16,545	16,545
Balances due on purchase of investments	—	—	—

Opening aggregate invested assets	$5,955,621	$5,955,621	$5,955,621

Fixed maturity investments available for sale, amortized cost	$5,984,929	$5,737,857	$5,392,983
Other invested assets, available for sale, cost	280,696	202,016	246,500
Cash and cash equivalents	329,862	270,571	288,284
Restricted cash	46,903	51,896	200,813
Balances receivable on sale of investments	7,951	53,089	25,239
Balances due on purchase of investments	(123,482)	(21)	(46,517)

Closing aggregate invested assets	$6,526,859	$6,315,408	$6,107,302

Average aggregate invested assets	$6,241,240	$6,135,515	$6,031,462

Annualized investment book yield	4.7%	4.7%	4.7%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

REGULATION G

In presenting the company's results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

OPERATING INCOME

Operating income is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company's results of operations in a manner similar to how management analyzes the company's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See pages 18 and 19 for reconciliations of operating income to net income.

ANNUALIZED RETURN ON AVERAGE EQUITY ("ROAE")

Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See pages 20 and 21 for reconciliations of average equity.

ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY

Annualized operating return on average equity is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See pages 18 and 19 for reconciliations of net income to operating income and pages 20 and 21 for reconciliations of average equity.

DILUTED BOOK VALUE PER SHARE

The company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share. See page 22 for a reconciliation of diluted book value per share to basic book value per share.

ANNUALIZED INVESTMENT BOOK YIELD

Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The company utilizes and presents the investment yield in order to better disclose the performance of the company's investments and to show the components of the company's ROAE. See pages 23 and 24 for reconciliations of annualized investment book yield.